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                                                                  EXHIBIT 10.18

                                                                  Execution Copy





                          MEMORANDUM OF UNDERSTANDING

         Memorandum of Understanding ("MOU"), dated as of July 11, 1997, between Motorola, Inc., a Delaware corporation ("Motorola"), and Iridium LLC, a Delaware limited liability company ("Iridium").

         Iridium proposes to enter into a $750 million senior secured interim credit facility (the "Secured Bridge Facility") on the terms and conditions set forth in that certain commitment letter, dated June 16, 1997, among Iridium and the banks and financial advisors named therein attached hereto as Exhibit A (the "Commitment Letter"). Subject to the terms and conditions set forth in this MOU, Motorola intends to support Iridium's efforts to obtain the Secured Bridge Facility, as described in the Commitment Letter, subject to certain terms and conditions of the Secured Bridge Facility directly impacting Motorola being revised (or clarified) from those set forth in the Commitment Letter, substantially as set forth on Exhibit B attached hereto (the "Required Revisions").

         Iridium also proposes to issue and sell (the "High Yield Offerings") one or more tranches of senior unsecured notes ("Senior Notes"), which are pari passu to all the obligations of Iridium to Motorola and which raise net proceeds to Iridium of no less than $650 million, including an offering (the "Initial High Yield Offering") of senior notes (the "Initial Senior Notes"), scheduled to close in July 1997, on the terms and conditions described in the Offering Memorandum, in the form attached hereto as Exhibit C, as amended pursuant to Section 2(a) (the "Offering Memorandum").

         Reference is made to that certain Guarantee Agreement, dated as of August 21, 1996 (the "Bridge Guarantee Agreement"), pursuant to which Motorola has guaranteed the payment of up to $750,000,000 of the obligations of Iridium under that certain Credit Agreement, dated as of August 21, 1996, between Iridium and the Lenders named therein (the "Bridge Agreement"), and the Agreement Regarding Guarantee, originally dated as of August 21, 1996, between Motorola and Iridium (the "Agreement Regarding Guarantee"). Iridium plans to enter into a series of amendments to the Bridge Agreement as described in this MOU (the "Bridge Agreement Amendments") and the Agreement Regarding Guarantee to amend the terms thereof and to provide for additional financing thereunder. Subject to the terms of this MOU and the Agreement Regarding Guarantee (as so amended), Motorola will consent to the Bridge Agreement Amendments and will enter into corresponding amendments to the Bridge Guarantee Agreement to facilitate





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such Bridge Agreement Amendments (the "Guarantee Agreement Amendments," and
together with the Bridge Agreement Amendments, the "Amendments").

         The purpose of this Memorandum is to set forth certain binding agreements between Motorola and Iridium that are intended to facilitate the Secured Bridge Facility and the High Yield Offerings.

         Section 1.       Guaranteed Bank Facility.

                 (a) Amendment No. 1. Upon the written request of Iridium provided prior to July 15, 1997, Motorola will consent to Iridium's entering into an amendment to the Bridge Agreement ("Amendment No. 1") pursuant to which only the following change shall be made to the Bridge Agreement: the definition of "Commitment Termination Date" shall be changed to a date (the "Extended Maturity Date") which is after (but no more than six months after) the maturity of the Initial Senior Notes.

                 (b) Amendment No. 2. Subject to the terms of Section 8, upon the written request of Iridium provided prior to February 28, 1999, Motorola will consent to Iridium's entering into an amendment to the Bridge Agreement ("Amendment No. 2") pursuant to which only the following change shall be made to the Bridge Agreement: the Commitments thereunder shall be increased by $350 million for borrowings made on or prior to February 28, 1999 (the "Commitment Increase"). If requested by Iridium, the substance of Amendment No. 2 may be provided pursuant to a separate Credit Agreement on the same terms as the then current terms of the Bridge Agreement, amended as contemplated by
Section 1(a) and this Section 1(b).

                 (c) Guarantee Agreement Amendments. Subject to the terms of Section 8, Motorola will enter into the Guarantee Agreement Amendments pursuant to which only the changes necessary to effect the foregoing shall be made to the Guarantee Agreement; provided, however, that Motorola shall not be required to agree to a Guarantee Agreement Amendment corresponding to the Commitment Increase (the "Guarantee Increase") to the extent Motorola's liability relating to such Guarantee Increase would exceed $350 million (inclusive of principal and interest). In addition, subject to the terms of
Section 8, Motorola will enter into any amendment to a Guarantee Agreement, and will consent to any amendment or other modification of a Credit Agreement, pursuant to which solely the following changes shall be made: (i) the maximum liability of Motorola under such agreement shall be reduced, (ii) the Commitment of the Lenders shall be reduced and (iii) Section 9(n) of the Bridge Agreement shall be amended so that Motorola shall not be required to retain, free and





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clear of all Liens, more than 13,266,713 Class 1 Interests (as such number may be affected from time to time by stock splits, stock dividends, recapitalizations, etc.).

                 (d) Consolidation or Separation of Amendments. The foregoing Amendments may be consolidated or separated into one or more Amendments to the extent that such Amendments address the substantive issues described in Sections 1(a)-(c) within the time frames set forth therein.

         Section 2.          Senior Notes.

                 (a) Terms of the Senior Notes. Iridium and Motorola agree that Iridium currently proposes to issue and sell the Initial Senior Notes with the Material Terms (as defined) set forth in the attached draft of the Offering Memorandum and additional Senior Notes on substantially similar terms (other than with respect to interest rate) as those set forth in the Offering Memorandum. Iridium and Motorola agree that the inclusion of certain terms of the Initial Senior Notes (the "Material Terms") were material conditions to its agreements hereunder and that the inclusion of terms no less favorable to Motorola in any issuance of Senior Notes is a material condition to its continued performance hereunder. The "Material Terms" are those described under "Description of Notes" in the Offering Memorandum under the captions "Change of Control" (which shall be amended to delete the phrases "or indirectly" and "and indirect" in subsection (a) of the definition "Change in Control"), "Certain Covenants--Limitations on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Transactions with Affiliates," "--Limitations on Liens" and "Defaults" (as well as any definitions used in such provisions), each only as they relate to (i) Motorola or (ii) Iridium's ability to make payments to Motorola under any written agreement between Motorola and Iridium or prepay indebtedness under any Credit Agreement.

                 (b) Use of Proceeds. Iridium and Motorola agree that Iridium will not permanently reduce the Commitments under the Bridge Agreement prior to the issuance and sale of the Initial Senior Notes. Iridium agrees that, to the extent that the net proceeds received by it from the issuance and sale of the Senior Notes exceed $650 million by December 31, 1997, it will apply such excess to a prepayment of the Loans under the Bridge Agreement and to a permanent reduction of the Commitments thereunder (subject to the obligations to prepay Loans in multiples of $1 million under section 2.03(b) of the Bridge Agreement); provided, however, that Iridium shall not be required to reduce the Commitments under the Bridge Agreement to an amount less than $275 million. In the event Iridium does not realize net proceeds of at least $650 million from the issuance and sale of Senior Notes prior to December 31, 1997, Iridium agrees to promptly request that the Lenders under the Bridge Agreement prepare an Amendment thereto for purposes





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only of effecting the Guarantee Increase and to execute and deliver such
Amendment at such time as all other parties to such Amendment are prepared to do so.

                    (c) Repurchase of Senior Notes. Iridium agrees to repay all amounts outstanding under the Bridge Agreement and to terminate the Commitments thereunder prior to or simultaneously with any redemption of any Senior Notes pursuant to any optional redemption provisions thereof. In the event that Iridium is required to purchase any Senior Notes as a result of a "change of control" as defined in the Offering Memorandum (other than a "change of control" triggered by a change in Motorola's ownership of Iridium), Iridium agrees to repay the Bridge Agreement (and any other Motorola Exposure (as defined below)) pro rata with such purchase or, if Iridium is unable or unwilling to do so, Iridium hereby waives its right to pay Motorola high yield compensation pursuant to Section 2(e) of the Agreement Regarding Guarantee, as amended, until it does so.

                 (d) Release of Security Interests. In connection with, and conditioned on, the execution of an underwriting, purchase or similar agreement by Iridium with respect to the Initial Senior Notes, Motorola will execute and deliver such documents as are necessary to release the security interests granted to it by Iridium in connection with the Bridge Guarantee Agreement.

                 (e) Iridium agrees to use its reasonable efforts to amend the Bridge Agreement as contemplated by Section 1(c)(iii) above by December 31, 1997.

         Section 3.          Subordination.

                 (a)         Motorola hereby agrees, subject to the terms of
Section 8, to execute and deliver subordination documents that subordinate any Subordinated Claim (as defined below) to the obligations of Iridium under the Secured Bridge Facility. "Subordinated Claim" means any claim or right of Motorola against Iridium or any of its assets, whether for reimbursement, by subrogation or otherwise, as a result of any payment of any amount under the Bridge Guarantee Agreement, as increased or extended as contemplated herein; provided, however, that references to "Subordinated Claims" shall include only the first $75 million of Iridium's obligations to Motorola under the Commitment Increase.

                 (b) The terms of the subordination agreement shall not be any less favorable to Motorola than the following:





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                 "In the event that Motorola acquires any Subordinated
                 Claim, such Subordinated Claim, and payment with respect thereto, shall be subordinated to the prior indefeasible payment in full in cash of all principal, interest and other amounts due or which may become due under the Secured Bridge Facility. Until such payment in full and termination or expiration of any commitment under the Secured Bridge Facility, Motorola shall not be permitted to accept any payment, or exercise any right or remedy, with respect to any Subordinated Claim (except to the extent required to retain any claims or right against Iridium). In the event that any payment on account of a Subordinated Claim is received by Motorola prior to such time, it will hold such payment in trust for the benefit of the lenders under the Secured Bridge Facility and any other creditor with respect to an obligation to which the Subordinated Claims are subordinated pursuant to a written agreement executed and delivered by Motorola (together with the Lenders under the Secured Bridge Facility, the "Senior Creditors"), and will pay over such amount to the Senior Creditors (pro rata based on their applicable claims) or any agent or trustee therefor."

                 (c)         Motorola agrees, subject to the terms of
Section 8, that it will enter into such agreements as may be reasonably requested by Iridium, or the administrative agent, with respect to the Secured Bank Facility or the Senior Notes, to effect solely the foregoing provisions of this Section 3; provided, however, that such agreement may contain only very limited representations and warranties applicable to Motorola and no covenants except for those described in this MOU, and, to the extent not inconsistent with the terms of this MOU, in the Commitment Letter after giving effect to the Required Revisions.

         Section 4. Agreement Regarding Guarantee. Motorola and Iridium each agree to execute and deliver an amended Agreement Regarding Guarantee in the form attached hereto as Annex A contemporaneously with the execution and delivery of this MOU.

         Section 5. Secured Bridge Facility. Motorola acknowledges that Iridium will seek to enter into the Secured Bridge Facility on the terms and conditions set forth in the Commitment Letter after giving effect to the Required Revisions, and, subject to the terms of Section 8, Motorola will use its reasonable efforts to support Iridium in that effort, but only to the extent fully consistent with this MOU and the Commitment Letter (after giving effect to the Required Revisions).





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         Section 6.          Vendor Financing. Reference is made to the
Terrestrial Network Development Contract, as amended, between Motorola and Iridium (the "TNDC"), pursuant to which Iridium is required to make payments to Motorola for certain features and functionality contained in Amendment No. 3 thereto totaling $96,437,662 (including interest to be accrued from September 30, 1998 to the dates certain payments become due under the TNDC) on September 30, 1998 and thereafter (the "FOC Payments"). Motorola hereby agrees to allow Iridium to defer paying Motorola the amounts of any of the FOC Payments from the dates they become due under the TNDC to the Extended Maturity Date. The amount of the FOC Payments deferred pursuant to this MOU, including accruing or accrued but unpaid interest to the extent such deferral or interest would exceed the amount which would have been payable at such dates payments become due will be deemed to be "Vendor Financing" and compensated as such (and not pursuant to the 10% interest charge under Amendment No. 3) until paid pursuant to the terms of the Agreement Regarding Guarantee. The FOC Payments, if deferred to the Extended Maturity Date will be deemed to be Subordinated Claims only with respect to Iridium's obligations under the Secured Bridge Facility, but will rank pari passu with all other senior unsecured indebtedness of Iridium. Iridium agrees that any funds paid to Motorola by Iridium to reduce Vendor Financing will first be applied to deferred payments then due generally and then to the FOC Payments.

         Section 7.          Certain Additional Agreements.

                 (a) Iridium shall not have outstanding at any time prior to the Extended Maturity Date (i) in excess of $1.7 billion in aggregate principal amount of indebtedness for borrowed money that is secured by the assets of Iridium other than indebtedness owned to Motorola, (ii) in excess of $1.25 billion in aggregate principal amount (or initial gross proceeds in the case of any Senior Notes issued at a discount) of Senior Notes (including, without limitation, the Initial Senior Notes), and (iii) total indebtedness for borrowed money (which shall consist solely of amounts described in clauses (i) and (ii) above) in excess of $2.95 billion, unless, in each case, the total Motorola Exposure is less than $275 million, Motorola is being compensated for such Motorola Exposure pursuant to Section 2(e) of the Agreement Regarding Guarantee, as amended, and only if the Motorola Exposure is not subordinated to any Senior Notes.

                 (b) For the duration of any period in which the Motorola Exposure is less than $275 million, Motorola is being compensated for such Motorola Exposure pursuant to Section 2(e) of the Agreement Regarding Guarantee, as amended, and Motorola has not been required to make any payments under the Bridge Agreement Guarantee, Motorola will (i) cause its Series B Class 2 Director to resign from the Iridium Board and (ii) deliver over to an escrow agent selected by Motorola and Iridium all of its





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Series B and Series C Class 2 Interests under an agreement specifying that such agent shall not exercise any rights represented by those interests. Iridium intends to reregister the transfer immediately after the Motorola Exposure is more than $275 million.

                 (c) Iridium will exercise its existing option to extend the Operation & Maintenance Contract between Motorola and Iridium if, and at the time when, it is required to do so by the terms of the Senior Notes or the Secured Bridge Facility or the terms of any other Credit Agreement.

         Section 8. Conditions. Other than the requirements set forth in Section 1(a) and Section 2(d) above (which are subject to Iridium's compliance with Section 4, Iridium and Motorola acknowledge that the execution and delivery of each document contemplated hereby is subject to the following conditions: (i) Iridium's compliance with the Amended and Restated Agreement Regarding Guarantee and Iridium's compliance with this MOU and (ii) with respect to any document relating to the Secured Bridge Facility, the consistency of the terms of the Secured Bridge Facility with the terms of the Commitment Letter after giving effect to the Required Revisions and Motorola's reasonable satisfaction in its good faith discretion with the form and substance of such documentation. As a condition to Motorola's execution and delivery of Amendment No. 2, Iridium must deliver to Motorola (i) a duly authorized and executed amendment of its Limited Liability Company Agreement (the "LLC Agreement") which provides for: (A) the issuance to Motorola of an aggregate number of Series B Class 2 Interests (as defined in the LLC Agreement) sufficient to provide Motorola with at lease six members of the Iridium Board of Directors so long as the Motorola Exposure exceeds $750,000,000 and (B) the right of Motorola to appointment of at least two members of the Iridium Banking and Finance Committee so long as the Motorola Exposure exceeds $750,000,000; (ii) evidence of the authorization of such amendment and the issuance of the Series B Class 2 Interests by the Iridium Board and are applicable committees thereof; and (iii) a certificate evidencing such Series B Class 2 Interests. Iridium acknowledges that Motorola's agreements set forth in this MOU also are conditioned upon consistency of the transactions and agreements contemplated hereby with the terms set forth, or referenced in this MOU and those outlined in the Offering Memorandum and the Commitment Letter after giving effect to the Required Revisions. If the terms of the transactions or agreements contemplated hereby vis-a-vis Motorola differ materially and adversely from such documents, or contain additional material and adverse terms (in each case, in Motorola's discretion acting in good faith), Iridium acknowledges that Motorola has no obligation to execute any documents or to consent to the transactions contemplated hereby.

                              *     *     *     *





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                                                                  Execution Copy


         IN WITNESS WHEREOF, the parties have executed this Memorandum of Understanding as of July 11, 1997.

                          MOTOROLA, INC.

                          By: /s/ S. ERHART
                             ----------------------------
                             Name: Stephen Erhart
                             Title:

                          IRIDIUM LLC

                          By: /s/ EDWARD F. STAIANO
                             ----------------------------
                             Name: Edward F. Staiano
                             Title: Chairman and Chief Executive Officer





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                                  EXHIBIT A

         [Omitted. See Exhibit 10.21 of this Registration Statement.]


                                   EXHIBIT B


         A. The last paragraph under the "Collateral-Borrower's Assets" section of the Commitment Letter, as it pertains to Motorola's telecommunications obligations under (i) and (ii) thereunder, shall provide that:

         1. Motorola would plan to deliver a document, in form and substance satisfactory to Motorola, which would permit Iridium LLC to assign to representatives of the banks for the Interim Senior Secured Credit Facility its right, set forth in Section 18.H. of the Space System Contract, to require Motorola to use its best reasonable efforts to promptly apply for all the FCC authorizations needed to transfer the FCC license to construct, launch and operate the Iridium system, after receiving a legal opinion from Motorola's counsel that the transferee entity is qualified to hold such license.

         2. Motorola would also plan to deliver a document, in form and substance satisfactory to Motorola, under which Motorola, Inc. would pledge its shares of stock of Motorola Satellite Communications, Inc. to the banks who are a party to the Interim Senior Secured Credit Facility in order to secure the debt of Iridium LLC to those banks (but in no event to secure more than $25 million of that debt).

         B. The first paragraph under "Collateral--Borrower's Assets" section of the Commitment Letter, as it pertains to Motorola's intellectual property, shall be as follows:

         1. Motorola would also plan to deliver a document, in form and substance satisfactory to Motorola, which would allow Iridium LLC to assign any intellectual property rights that it has under Article 14 of the Space System Contract and Article 11 of the Operations and Maintenance Contract, subject to the conditions and qualifications in the next sentences, among others, solely to an entity appointed by the banks who are a party to the Interim Senior Secured Credit Facility with Iridium LLC or to any entity to which the banks transfer the assets of Iridium LLC in the event of foreclosure (and to no other entity), solely for that entity to operate the IRIDIUM System and for no other purpose. Among the terms and conditions in the actual document would be the following: (i) such assignment would be effective solely if Motorola is no longer the operator or manager of the Space System because of a termination of the Space System Contract and the Operations and Maintenance Contract; and (ii) these rights would otherwise be non-assignable by Iridium LLC or that entity.

         2. Motorola would also plan to deliver a document, in form and substance satisfactory to Motorola which would be enforceable solely by the entity properly appointed by the banks or to which the banks transfer the assets under B.1. that Motorola, Inc. would not assert any intellectual property right violations against such entity in





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connection with the operation and maintenance of the IRIDIUM System, for so long as the assignment in B.1. is effective.

         C. The "Project Ownership" section of the Commitment Letter shall be amended to read as follows:

         "Except as set forth below, Motorola, Inc. and its subsidiaries may sell, encumber or transfer all Iridium LLC securities that they directly or indirectly hold. However, Motorola, Inc. shall not transfer, encumber or sell 13,266,713 of its Class 1 interests (as such amount may be affected from time to time by stock splits, stock dividends, recapitalizations, etc.) at any time prior to sixty calendar days after the Final Maturity."

         "Until sixty calendar days after the Final Maturity, Motorola, Inc. would agree not to produce for itself or others a commercial satellite-based space system which provides direct coverage to the entire earth and which is designed to principally provide direct voice service to and from hand-held, fully portable subscriber units no larger than the first-generation IRIDIUM handheld voice units. This would not prohibit Motorola, Inc., in any event, from producing satellite-based space systems for Iridium LLC, or any successor or related entity."

         D. The "Events of Default--Motorola Defaults" section of the Commitment Letter, and other appropriate sections of the Commitment Letter, shall incorporate the following concepts:

         The "Events of Default--Motorola Defaults" shall only be (i) a default by Motorola under any of the material "transaction documents" (after the passage of time/providing of notice, the application of any "excusable delay" provisions and after the expiration of any grace periods or cure provisions in such documents) which would be of sufficient materiality to allow the other party to then terminate such transaction document for Motorola's default; (ii) final judgments against Motorola for the payment of money in excess of 3% of Motorola's consolidated total stockholders' equity (exclusive of judgment amounts covered by insurance) not dismissed or stayed within 60 days; (iii) a default by Motorola in the payment when due (after applicable grace periods) in the payment of principal and interest on debt in excess of 3% of Motorola's consolidated total stockholders' equity; (iv) a bankruptcy proceeding being commenced against Motorola which is not dismissed within 60 days; and (v) the only transaction document termination event applicable to Motorola (apart from the enforceability of liens) is that Motorola shall terminate any material "transaction document" to which it is a party. In addition, (a) the FCC license to construct, launch and operate the IRIDIUM system would be the only "Telecommunications Approval or other governmental approval" which Motorola would have to obtain, renew, maintain or comply with for purposes of the "Motorola Default" clauses; (b) no gateway equipment purchase agreements or subscriber equipment sales agreements individually pertaining to less than $100 million of products shall be deemed





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to be "transaction documents" or material transaction documents; and (c) it would not be an event of default if Motorola does not enter into subscriber equipment contracts at prices less than currently expected by Motorola or if the Iridium system has no operator because Iridium LLC has not exercised its option extension on the terms now in the Operation and Maintenance Contract.





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